UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On December 20, 2016, the retirement committee of The McClatchy Company (the “Company”) entered into an agreement (the "Agreement") to purchase an irrevocable, single-premium group annuity contract from American United Life Insurance Company ("AUL") to transfer certain of its outstanding pension benefit obligations under The McClatchy Company Retirement Plan (the “Plan”). Under the Agreement, the Plan purchased annuities and settled obligations for a group of annuitants including retirees and surviving beneficiaries who currently receive a benefit of $180 per month or less from the Plan, commencing with the monthly payment to be made in January 2017. The estimated projected benefit obligation related to these annuitants was $46 million and the Plan paid $49.5 million in cash, including the related insurance premium.”

The Company, who is the Plan administrator, does not expect a material impact on the Company's pension expense as a result of this transaction.

 The information contained in this Item 7.01 is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

December 27, 2016	The McClatchy Company

/S/ R. Elaine Lintecum
By: R. Elaine Lintecum Title: Vice President, Finance, Chief Financial Officer and Treasurer